CERTIFICATE OF MERGER
of
XC ACQUISITION CORPORATION
with and into
XCORPOREAL, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Xcorporeal, Inc., and the name of the corporation being merged into this surviving corporation is XC Acquisition Corporation.

SECOND: The Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Xcorporeal, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on October 12, 2007.

SIXTH: The Merger Agreement is on file at 11150 Santa Monica Boulevard, Suite 340, Los Angeles, California 90025, the place of business of the surviving corporation.

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF: said surviving corporation has caused this certificate to be signed by an authorized officer, the 12th day of October, A.D. 2007.

By:	/s/ Winson W. Tang
Authorized Officer

Name:	Winson W. Tang
Print or type

Title:	Chief Operating Officer